Exhibit 99.1

Alliqua BioMedical Announces Changes to Its Board of Directors

LANGHORNE, Pa., February 19, 2016 (GLOBE NEWSWIRE) -- Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), today announced the appointment of Winston Kung to its Board of Directors. The Company also announced the departure of Perry Karsen from its Board of Directors.

Mr. Kung is the Vice President of Business Development and Global Alliances at Celgene Corporation. He worked previously as the Chief Business Officer at Celgene Cellular Therapeutics, a subsidiary of Celgene Corporation. Prior to joining Celgene Cellular Therapeutics, Mr. Kung was a Director in Citigroup’s Global Healthcare Corporate and Investment Banking division, where he focused on biotech and pharmaceutical companies. He also worked as a Vice President in the Global Mergers and Acquisitions Group at Barclays (formerly Lehman Brothers). Prior to his career in investment banking, Mr. Kung worked on the business and corporate development teams at both Amgen and Genentech. He holds a Bachelors of Arts in Biology from Brown University and an MBA from Harvard Business School.

“I am excited to be joining Alliqua’s Board of Directors,” stated Mr. Kung. “Celgene remains a committed partner to Alliqua, and I look forward to Alliqua’s future development and growth, especially as it continues to leverage the portfolio of assets originated by Celgene Cellular Therapeutics.”

“We are pleased to welcome another senior member of the Celgene team to our Board of Directors and we look forward to leveraging Winston’s significant healthcare and investment banking experience as we continue to pursue our corporate goals,” stated David Johnson, Chief Executive Officer of Alliqua BioMedical, Inc. “We would also like to thank Perry Karsen for the strategic guidance and assistance that he provided during his tenure as a valued member of our Board. Given his recent retirement from Celgene as of December 31, 2015, he is transitioning off the Alliqua Board. We wish him well.”

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions, committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner’s ability to deal with the challenges of healing both chronic and acute wounds. Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company’s Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance®.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua’s electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua’s hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Yardley, PA, Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT:	Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com